Exhibit 99.1

           UNOVA Completes Sale of Its Cincinnati Lamb Group to Maxcor

    EVERETT, Wash.--(BUSINESS WIRE)--April 4, 2005--UNOVA, Inc. (NYSE:UNA) announced today that it has completed the sale of its Cincinnati Lamb Group to MAG Industrial Automation Systems LLC, an entity established by Maxcor, Inc. of New York, NY. The two companies previously announced the transaction on March 21, 2005.
    Pursuant to the sale, MAG acquired the global operations of UNOVA's Cincinnati Lamb Group for approximately $60 million of consideration, subject to closing balance sheet adjustments. The consideration consists of $16 million in cash, $10 million in notes and the assumption of approximately $34 million relating to certain pension and other post retirement obligations.

    About Maxcor, Inc.

    Maxcor, Inc. is an operations management and acquisitions organization with emphasis on operational improvement and growth strategies. The company has strong expertise in manufacturing, automation, distribution and industrial services. Maxcor and its team of experienced professionals have created value by focusing on quality, performance and customer satisfaction while taking a hands-on approach to achieving goals.
    For more information, please visit Maxcor's website at www.maxcorinc.com or call Michael McKee at 941-907-3068, or Greg Vereschagin at 212-400-2661.

    About UNOVA

    UNOVA is a leader in global supply chain solutions and in the development, manufacture and integration of wired and wireless automated data collection, mobile computing systems, bar code printers, label media and Intellitag(R) RFID (radio frequency identification). The company's products and services are used by customers in many industries to improve productivity, quality and responsiveness of business operations, from supply chain management and enterprise resource planning to field sales and service. www.unova.com

    (Forward-looking Statement)

    Certain forward-looking statements in this release (as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934) relate to matters that are not historical facts. Such forward-looking statements involve and are dependent upon certain risks and uncertainties. These include, but are not limited to, other risks and uncertainties described more fully in the Company's filings on Form 10-K and 10-Q with the Securities and Exchange Commission.


    CONTACT: UNOVA, Inc.
             Michael E. Keane, 425-265-2402
             mkeane@unova.com
             Kevin P. McCarty, 425-265-2472
             kmccarty@unova.com